Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Fourth Quarter and Full-Year 2023 Results; Provides 2024 Outlook

Record Fourth-Quarter Sales of $513.2 Million vs. $482.6 Million in Prior Year Quarter

Record Year Sales of $2.15 Billion vs. $1.98 Billion in Prior Year

Record Operating Profit of $195.2 Million, 25 percent higher than previous record

PITTSBURGH, February 28, 2024 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the fourth quarter of 2023 of $12.9 million, or $0.59 per diluted share, compared to $13.8 million, or $0.65 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $14.5 million and $0.67 per share for the fourth quarter of 2023, compared to $23.0 million and $1.09 per share in the prior year quarter. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2023 were $53.9 million, compared with $52.1 million in the prior year quarter.

Consolidated sales of $513.2 million increased by $30.6 million, or 6.3 percent, compared with $482.6 million in the prior year quarter.

The Railroad and Utility Products and Services (RUPS) business delivered record fourth-quarter sales and adjusted EBITDA as a result of pricing increases and higher volumes for crossties, which improved throughput, partially offset by increased raw material and operating costs. In addition, fourth-quarter records in operating profit and adjusted EBITDA from the domestic utility pole business contributed to the favorable performance.

The Performance Chemicals (PC) segment benefited from global pricing initiatives, as well as higher volumes. Profitability returned to historical norms as renegotiated customer contracts allowed for price increases to address higher raw material and other operating costs experienced in the prior year.

The Carbon Materials and Chemicals (CMC) segment sales and profitability declined from the prior year, primarily due to lower market prices and weaker demand for most products, partly offset by higher carbon pitch volumes.

Chief Executive Officer Leroy Ball said, "We finished the year on a strong note near the top end of our adjusted EBITDA range of guidance. Once again, for the things we control, our global team did an amazing job of executing by continuing to provide our customer base with the highest-quality products and services in a challenging environment. Our diversified portfolio drove the strong performance, as our PC and RUPS business segments picked up a struggling CMC segment that continues to work through the trough of its business cycle. As always, I credit our global team for remaining focused on performing safely and at a high level, as our success begins with them."

Fourth Quarter Financial Performance

•
RUPS reported record fourth-quarter sales of $216.4 million, an increase of $23.4 million, or 12.1 percent, compared to $193.0 million in the prior year quarter. The sales increase was largely due to $16.0 million of pricing increases across multiple markets, particularly for crossties and utility poles in the United States. In addition, increased volumes for Class I crossties contributed to the sales growth. The increases were partly offset by decreased volumes in utility poles. Adjusted EBITDA, a fourth-quarter record, was $20.7 million, or 9.6 percent, compared with $13.3 million, or 6.9 percent, in the prior year quarter. Profitability increased due primarily to net sales price increases and improved plant utilization, which more than offset higher raw material and operating costs and increased selling, general and administrative expenses. The domestic utility pole business achieved fourth-quarter records in operating profit and adjusted EBITDA, which contributed to the strong results.
•
PC delivered sales of $164.4 million, an increase of $23.6 million, or 16.8 percent, compared to sales of $140.8 million in the prior year quarter. Excluding a favorable foreign currency impact of $0.4 million, sales increased by $23.2 million, or 16.4 percent, from the prior year quarter. The year-over-year sales growth resulted from global price increases of $15.1 million, or 10.7 percent, particularly in the Americas, for copper-based preservatives. Volumes increased by 6.0 percent globally, including in the Americas, primarily for copper-based preservatives. As a result of these price and volume increases, adjusted EBITDA was $29.4 million, or 17.9 percent, compared with $17.6 million, or 12.5 percent, in the prior year quarter. These increases were slightly offset by higher raw material costs and increased selling, general, and administrative expenses.
•
Sales for CMC of $132.4 million decreased by $16.4 million, or 11.0 percent, compared to sales of $148.8 million in the prior year quarter. Excluding a favorable foreign currency impact of $2.4 million, sales decreased by $18.9 million, or 12.7 percent, from the prior year quarter. The sales decline was driven by reduced market pricing, with $25.5 million of lower sales prices across most products, including carbon pitch, where prices were down 24.3 percent globally, partly offset by higher carbon pitch volumes. Adjusted EBITDA for the fourth quarter was $3.8 million, or 2.9 percent, compared with $21.2 million, or 14.2 percent, in the prior year quarter. The year-over-year profitability decrease was due to lower prices and a $2.8 million bad debt reserve, partly offset by reduced raw material costs and increased volumes, particularly in Europe.

2023 Financial Performance

•
Consolidated sales of $2.15 billion, a record year, increased $174 million, or 8.8 percent, compared to $1.98 billion in the prior year.
•
RUPS delivered a record $897.9 million in sales for the year, an increase of $109.6 million, or 13.9 percent, compared to sales of $788.3 million in the prior year. Adjusted EBITDA was $84.0 million, or 9.4 percent, compared with $53.6 million, or 6.8 percent, in the prior year.
•
PC reported $671.6 million in sales for the year, an increase of $91.7 million, or 15.8 percent, compared to sales of $579.9 million in the prior year. Adjusted EBITDA was $123.1 million, or 18.3 percent, compared with $75.5 million, or 13.0 percent, in the prior year.
•
Sales for CMC, totaling $584.7 million, decreased by $27.6 million, or 4.5 percent, compared to sales of $612.3 million in the prior year. Adjusted EBITDA was $49.3 million, or 8.4 percent, compared with $99.0 million, or 16.2 percent, in the prior year.
•
Net income attributable to Koppers was $89.2 million, compared with $63.4 million in the prior year. Adjusted net income attributable to Koppers was $94.0 million, compared with $88.3 million in the prior year. Adjusted EBITDA was $256.4 million, compared with $228.1 million, in the prior year.
•
Diluted EPS was $4.14, compared with $2.98 per share in the prior year. Adjusted EPS was $4.36, compared with $4.14 for the prior year.
•
Operating cash flows were $146.1 million, a record year, compared with $102.3 million in the prior year.

•
Capital expenditures for the year ended December 31, 2023, were $120.5 million, compared with $105.3 million for the prior year period. Net of insurance proceeds and cash provided from asset sales, capital expenditures were $116.0 million for the current year period, compared with $100.1 million for the prior year period.

2023 Accomplishments

In 2023, Koppers continued implementing its value creation strategy and further positioned the company for long-term growth and profitability, as highlighted by the following:

•
Record sales for the 5th straight year.
•
Record operating profit.
•
Record operating cash flow and the 5th consecutive year of more than $100 million.
•
2nd highest diluted EPS from continuing operations.
•
2nd best-ever safety rate.
•
3rd year named to Newsweek's list of Most Responsible Companies.
•
Named to USA Today's inaugural list of America's Climate Leaders.

2024 Outlook

Koppers continues to expand and optimize its business and make further progress on the company's strategic pillars toward its long-term financial goals. After considering global economic conditions, as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers expects 2024 sales of approximately $2.25 billion, compared with $2.15 billion in 2023. Adjusted EBITDA is anticipated to be approximately $275 million in 2024, compared with $256.4 million in 2023.

The effective tax rate for adjusted net income attributable to Koppers in 2024 is projected to be approximately 28 percent, slightly above the adjusted tax rate in 2023. Accordingly, 2024 adjusted EPS is forecasted to be in the range of $4.60 to $4.80 per share, compared with $4.36 per share in 2023.

Koppers expects operating cash flows of approximately $150 million in 2024, excluding any impact from pension termination. The company is pursuing a termination of its U.S. qualified pension plan and is targeting this effort for completion in the fourth quarter 2024. An estimated $25 million of funding will be required when this is completed, which will impact operating cash flow.

Koppers anticipates capital expenditures of approximately $100 million in 2024, including capitalized interest, with approximately $29 million allocated to discretionary projects.

Commenting on the forecast, Mr. Ball said, "I feel good about meeting our 2024 targets, as long as demand in our segments meets our projections of flat to slightly up from 2023 in existing markets. Factors driving the 7 percent increase in adjusted EBITDA include some carry-over pricing benefits from prior year; contributions from our Leesville, Louisiana, facility coming online to feed the Texas pole market; and the benefits of a full year of cost efficiencies from our North Little Rock, Arkansas, treating facility. We anticipate softer results in early 2024 versus strong comps from the first quarter of 2023 as we emerge from the bottom of the carbon markets cycle and recover from the intense winter storm activity in the U.S. which affected much of Koppers and our customers' operating network. I expect that as the year progresses, we will make up any ground lost in the first quarter and deliver another year of record performance."

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10184851. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 1964782. The recording will be available for replay through May 28, 2024.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income attributable to Koppers and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA and Unaudited Reconciliations of Net Income Attributable to Koppers to Adjusted Net Income Attributable to Koppers and Diluted Earnings Per Share and Adjusted Earnings Per Share.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; availability and fluctuations in the prices of key raw materials; disruptions and inefficiencies in the supply chain; economic, political and environmental conditions in international markets; changes in laws; the impact of environmental laws and regulations; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$513.2	$482.6	$2,154.2	$1,980.5
Cost of sales	416.7	406.5	1,729.7	1,635.9
Depreciation and amortization	14.3	11.6	57.0	56.1
Selling, general and administrative expenses	45.0	36.9	174.1	153.3
(Gain) on sale of assets	0.0	0.0	(1.8)	(2.5)
Operating profit	37.2	27.6	195.2	137.7
Other income, net	0.2	0.7	0.4	2.5
Interest expense	17.7	12.5	71.0	44.8
Income from continuing operations before income taxes	19.7	15.8	124.6	95.4
Income tax provision	6.7	1.9	34.8	31.6
Income from continuing operations	13.0	13.9	89.8	63.8
Loss on sale of discontinued operations	0.0	(0.1)	0.0	(0.6)
Net income	13.0	13.8	89.8	63.2
Net income (loss) attributable to noncontrolling interests	0.1	0.0	0.6	(0.2)
Net income attributable to Koppers	$12.9	$13.8	$89.2	$63.4
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.62	$0.67	$4.28	$3.05
Discontinued operations	0.00	(0.01)	0.00	(0.03)
Earnings per basic common share	$0.62	$0.66	$4.28	$3.02
Diluted -
Continuing operations	$0.59	$0.66	$4.14	$3.00
Discontinued operations	0.00	(0.01)	0.00	(0.02)
Earnings per diluted common share	$0.59	$0.65	$4.14	$2.98
Weighted average shares outstanding (in thousands):
Basic	20,826	20,839	20,835	20,977
Diluted	21,687	21,224	21,539	21,313

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except share and per share amounts)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$66.5	$33.3
Accounts receivable, net of allowance of $6.5 and $3.5	202.4	215.7
Inventories, net	395.7	355.7
Derivative contracts	7.1	3.1
Other current assets	27.3	29.0
Total current assets	699.0	636.8
Property, plant and equipment, net	631.7	557.3
Operating lease right-of-use assets	90.5	86.3
Goodwill	294.4	294.0
Intangible assets, net	102.2	116.1
Deferred tax assets	10.4	11.7
Other assets	7.3	9.2
Total assets	$1,835.5	$1,711.4
Liabilities
Accounts payable	$202.9	$207.4
Accrued liabilities	95.1	96.1
Current operating lease liabilities	22.9	20.5
Current maturities of long-term debt	5.0	0.0
Total current liabilities	325.9	324.0
Long-term debt	835.4	817.7
Accrued post-retirement benefits	31.6	34.7
Deferred tax liabilities	25.9	21.5
Operating lease liabilities	67.4	66.3
Other long-term liabilities	46.3	44.2
Total liabilities	1,332.5	1,308.4
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 25,163,238 and 24,547,000 shares issued	0.3	0.2
Additional paid-in capital	291.1	263.9
Retained earnings	444.0	360.2
Accumulated other comprehensive loss	(88.8)	(97.3)
Treasury stock, at cost, 4,302,996 and 3,783,901 shares	(147.7)	(127.6)
Total Koppers shareholders’ equity	498.9	399.4
Noncontrolling interests	4.1	3.6
Total equity	503.0	403.0
Total liabilities and equity	$1,835.5	$1,711.4

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,
	2023	2022
Cash provided by (used in) operating activities:
Net income	$89.8	$63.2
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	57.0	56.1
Stock-based compensation	17.3	13.2
Change in derivative contracts	(0.9)	6.5
Non-cash interest expense	4.9	2.8
(Gain) on sale of assets and investment	(2.0)	(2.6)
Insurance proceeds	(1.7)	(0.8)
Deferred income taxes	5.7	2.7
Change in other liabilities	0.2	1.1
Other - net	2.2	5.3
Changes in working capital:
Accounts receivable	14.9	(32.3)
Inventories	(37.2)	(41.8)
Accounts payable	(0.4)	32.7
Accrued liabilities	(2.4)	(7.3)
Other working capital	(1.3)	3.5
Net cash provided by operating activities	146.1	102.3
Cash (used in) provided by investing activities:
Capital expenditures	(120.5)	(105.3)
Insurance proceeds	1.7	0.8
Acquisitions	0.0	(14.7)
Net cash provided by sale of discontinued operations and asset sales	2.8	4.4
Net cash used in investing activities	(116.0)	(114.8)
Cash provided by (used in) financing activities:
Borrowings of credit facility	1,032.5	444.4
Repayments of credit facility	(896.4)	(406.1)
Borrowings of long-term debt	388.0	0.0
Repayments of long-term debt	(501.0)	(2.0)
Issuances of Common Stock	9.9	1.1
Repurchases of Common Stock	(20.1)	(23.6)
Payment of debt issuance costs	(5.3)	(4.8)
Dividends paid	(5.0)	(4.2)
Net cash provided by financing activities	2.6	4.8
Effect of exchange rate changes on cash	0.5	(4.5)
Net increase (decrease) in cash and cash equivalents	33.2	(12.2)
Cash and cash equivalents at beginning of period	33.3	45.5
Cash and cash equivalents at end of period	$66.5	$33.3
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$26.6	$12.1
Accrued capital expenditures	5.6	11.1
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$70.0	$41.3
Income taxes	34.3	20.7

UNAUDITED SEGMENT INFORMATION

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales:
Railroad and Utility Products and Services	$216.4	$193.0	$897.9	$788.3
Performance Chemicals	164.4	140.8	671.6	579.9
Carbon Materials and Chemicals	132.4	148.8	584.7	612.3
Total	$513.2	$482.6	$2,154.2	$1,980.5
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$20.7	$13.3	$84.0	$53.6
Performance Chemicals	29.4	17.6	123.1	75.5
Carbon Materials and Chemicals	3.8	21.2	49.3	99.0
Total	$53.9	$52.1	$256.4	$228.1
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	9.6%	6.9%	9.4%	6.8%
Performance Chemicals	17.9%	12.5%	18.3%	13.0%
Carbon Materials and Chemicals	2.9%	14.2%	8.4%	16.2%

(1)
The tables below describe the adjustments to arrive at adjusted EBITDA.
(2)
Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$13.0	$13.8	$89.8	$63.2
Interest expense	17.7	12.5	71.0	44.8
Depreciation and amortization	14.3	11.6	57.0	56.1
Income tax provision	6.7	1.9	34.8	31.6
Discontinued operations	0.0	0.1	0.0	0.6
Sub-total	51.7	39.9	252.6	196.3
Adjustments to arrive at adjusted EBITDA:
LIFO expense(1)	2.7	12.8	6.0	25.6
Impairment, restructuring and plant closure costs	0.0	0.8	0.1	1.1
(Gain) on sale of assets	0.0	0.0	(1.8)	(2.5)
Mark-to-market commodity hedging (gains) losses	(0.5)	(2.5)	(0.5)	6.5
Inventory adjustment	0.0	1.1	0.0	1.1
Total adjustments	2.2	12.2	3.8	31.8
Adjusted EBITDA	$53.9	$52.1	$256.4	$228.1

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO KOPPERS TO

ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS AND

DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(Dollars in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income attributable to Koppers	$12.9	$13.8	$89.2	$63.4
Adjustments to arrive at adjusted net income:
LIFO expense(1)	2.7	12.8	6.0	25.6
Impairment, restructuring and plant closure costs	0.0	0.8	0.1	1.0
(Gain) on sale of assets	0.0	0.0	(1.8)	(2.5)
Mark-to-market commodity hedging (gains) losses	(0.5)	(2.5)	(0.5)	6.5
Inventory adjustment	0.0	1.1	0.0	1.1
Write-off of debt issuance costs	0.0	0.0	2.0	0.4
Total adjustments	2.2	12.2	5.8	32.1
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(0.6)	(3.1)	(1.8)	(7.6)
Deferred tax adjustments	0.0	0.0	0.2	0.0
Noncontrolling interest	0.0	0.0	0.6	(0.2)
Effect on adjusted net income	1.6	9.1	4.8	24.3
Adjusted net income including discontinued operations	14.5	22.9	94.0	87.7
Loss on sale of discontinued operations	0.0	0.1	0.0	0.6
Adjusted net income attributable to Koppers	$14.5	$23.0	$94.0	$88.3
Diluted weighted average common shares outstanding (in thousands)	21,687	21,224	21,539	21,313
Earnings per share:
Diluted earnings per share - continuing operations	$0.59	$0.66	$4.14	$3.00
Diluted earnings per share - net income	$0.59	$0.65	$4.14	$2.98
Adjusted earnings per share	$0.67	$1.09	$4.36	$4.14
(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.